Exhibit 23.2

The Board of Directors

Mohawk Industries, Inc.:

We consent to the use of our reports dated February 23, 2007, with respect to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporate herein by reference.

Our report dated February 23, 2007 with respect to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006 refers to other auditors. We did not audit the combined consolidated financial statements of Unilin Flooring BVBA and Unilin Holding Inc. and their respective subsidiaries (Unilin Group), which financial statements reflect total assets constituting approximately 40 and 41 percent and total revenues constituting approximately 16 and 3 percent in 2006 and 2005, respectively, of the related consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Unilin Group, is based solely on the report of the other auditors.

As discussed in note 11 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006. As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for all inventories not previously accounted for on the first-in first-out ("FIFO") method from the last-in first-out ("LIFO") method to the FIFO method during 2006.

/s/ KPMG LLP

KPMG LLP
Atlanta, Georgia

May 30, 2007